As filed with the Securities and Exchange Commission on January __, 2015

Registration No. 333-157179

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Community Bank Shares of Indiana, Inc.

(Exact name of registrant as specified in its charter)

Indiana	6022	35-1938254
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

101 West Spring Street

New Albany, Indiana 47150

(812) 944-2224

(Address, including zip code, and telephone number, including area code, of

Registrant’s principal executive offices)

Paul A. Chrisco, Chief Financial Officer

Community Bank Shares of Indiana, Inc.

101 West Spring Street

New Albany, Indiana 47150

(812) 944-2224

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale of the Securities to the Public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer”, “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE AND DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3, File No. 333-157179 (the “Registration Statement”), previously filed on February 2, 2009 by First Financial Service Corporation, relating to the registration of (a) a warrant (“Warrant”) to purchase 215,983 shares of common stock, $1.00 par value per share (“Common Stock”), of First Financial Service Corporation with an initial per share exercise price of $13.89 per share, (b) the 215,983 shares of Common Stock issuable upon exercise of the Warrant and (c) such additional number of shares of Common Stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set for the Warrant.

On January 1, 2015 at 12:01 a.m. Eastern Time and pursuant to the Agreement and Plan of Share Exchange, dated as of April 21, 2014, between Community Bank Shares of Indiana, Inc. (“Registrant”) and First Financial Service Corporation (“First Financial”), Registrant acquired all of the outstanding shares of common stock, par value $1.00 per share, of First Financial through a statutory share exchange (“Share Exchange”). On January 1, 2015 at 12:05 a.m. Eastern Time, First Financial Service Corporation was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and as the successor-in-interest to First Financial Service Corporation following the Merger.

In connection with the consummation of the Merger, the warrantholder’s right to receive Common Stock upon the exercise of the Warrant was converted into the right to receive the Share Exchange consideration, which is 33,046 shares of the Registrant’s common stock with a converted exercise price of $90.78 per share. Therefore, in connection with the consummation of the Merger, the offering pursuant to the Registration Statement has been terminated.  In accordance with undertakings made by First Financial Service Corporation in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Registrant, as successor in interest to First Financial Service Corporation, hereby removes from registration the Warrant and any and all shares (as adjusted for stock splits, dividends and certain anti-dilution provisions set for the Warrant) of the Common Stock that remain unsold as of the date hereof under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Albany, and the State of Indiana, on this ___ day of January, 2015.

Community Bank Shares of Indiana, Inc., as successor by merger to First Financial Service Corporation

By:	/s/ Paul A. Chrisco
Paul A. Chrisco,
Executive Vice President and Chief Financial Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.